Exhibit 99.1

Recro Reports First Quarter 2020 Financial Results and Provides Update on COVID-19 Response and Impact

Company Generates $21.8 Million in First Quarter 2020 Revenues

Revises Annual Revenue Guidance for 2020

MALVERN, Pa., May 11, 2020 — Recro Pharma, Inc. (Nasdaq:REPH), a leading contract development and manufacturing organization (CDMO), with integrated solutions for the development, formulation, regulatory support, manufacturing and packaging of oral solid dose drug products, today reported financial results for the three months ended March 31, 2020.

“In this challenging and unprecedented time, U.S. pharmaceutical product manufacturing has never been more essential, and we continue to provide important medicines to our customers, a number of whom are on the front lines of this crisis helping patients,” said Gerri Henwood, President and Chief Executive Officer of Recro. “In 2020, we experienced multiple challenges that impacted our revenues, including increased competition from one of our key customer’s competitors, as well as indirect and direct effects of COVID-19. We are revising our 2020 guidance to now be in the range of $80-85 million. We remain focused on executing on our strategic priorities while prudently managing the business through this rapidly evolving economic situation.”

COVID-19 Response

During this pandemic, Recro remains committed to our employees and their families, our customers, our suppliers, shareholders and our business partners. Under Pennsylvania and Georgia state and local “shelter-in-place” orders, as a pharmaceutical manufacturer, Recro falls within the category of healthcare operations, which are essential businesses that need to continue during the COVID-19 outbreak. While we are committed to continue providing essential pharmaceutical products to our customers, we are also taking all necessary measures to protect the health and safety of our employees. We have assembled an internal COVID-19 task force to address the continually updated guidance from local, national and international sources to ensure our operations are responding appropriately to the crisis.

•

Our Employees – Recro promptly instituted protocols to have appropriate personnel work remotely. For those employees continuing to support essential operations at our work locations, we have implemented strict social distancing and other protective measures in order to ensure the health of our employees while continuing to provide critical products. We have also restricted business travel and have closed our campus and other facilities to outside visitors and implemented practices that continue GMP compliance while allowing remote staff and auditors to observe key areas and documents by video.

•

Product Supply and Customer Support – Our production, shipping and customer service functions remain operational to allow us to maintain a continuous supply of products to our customers. We are communicating regularly with our suppliers so that our supply chain remains up to date. Our customer service team is operating remotely and remain available to assist our customers and distribution partners as needed.

COVID-19 Potential Impact

The COVID-19 pandemic has had unforeseen adverse effects on both the world economy and the general commercial activity. As a result, our business and results of operations have been adversely affected. Given the uncertain scope and duration of the pandemic, the extent to which the pandemic will continue to impact our financial results remains uncertain. However, the Company will continue to monitor the situation closely and is actively evaluating various ways to reduce costs and conserve operational resources.

Financial Results

As of March 31, 2020, Recro had cash and cash equivalents of $19.9 million.

Revenues and cost of sales (excluding amortization of intangible assets) were $21.8 million and $18.3 million, respectively, for the three months ended March 31, 2020, compared to $25.1 million and $14.4 million for the three months ended March 31, 2019. The decrease of $3.3 million in revenue was primarily due to decreased product sales and royalties recognized from two of our commercial partners driven by the re-entry of a competitor to the market that resulted in reduced sales by one of our commercial partners and slowed purchases to both customers due to their prior year inventory remaining on hand. Cost of sales increased $3.9 million primarily due to commercial product mix and manufacturing variances resulting from lower production volumes (including $0.8 million related to a reduction in force associated with revised commercial volume) changes in inventory and expansion of our formulation and development capabilities. Annual savings from this reduction in force are estimated to be $2.0 million in fiscal year 2021.

Selling, general and administrative expenses for the three months ended March 31, 2020 were $5.4 million, compared to $6.5 million for the same period in 2019. The decrease of $1.1 million was primarily related to lower public company costs which were partially offset by higher business development costs related to an increase in new development contract sales.

Amortization of intangibles was $0.6 million for each of the three months ended March 31, 2020 and 2019, respectively, which was related to the amortization of our CDMO royalties and contract manufacturing relationships intangible asset over its estimated useful life.

Interest expense, net, was $5.1 million for the three months ended March 31, 2020, compared to $3.6 million for the three months ended March 31, 2019. The increase of $1.5 million was primarily due to the higher principal balance on our Athyrium senior secured term loan and amortization of the related financing costs.

For the three months ended March 31, 2020, Recro reported a net loss of $7.7 million, or $0.33 net loss per diluted share, compared to a net loss of $2.2 million, or $0.10 net loss per diluted share, for the comparable period in 2019. The 2019 results include discontinued operations related to the Acute Care business and are excluded from the company’s continuing operations for all periods presented.

Financial Guidance

For 2020, the Company is revising its guidance as a result of recent developments, including:

•

Increased competition from one of our key customer’s competitors for certain product strengths that had previously been out of the market was trending at an approximate 30% of market share level, but recently has recovered to a greater sustained percentage of approximately 50% market share. This has impacted both anticipated future manufacturing volumes and profit sharing;

•

Slower than expected new business growth, which we believe is primarily attributable COVID-19. COVID-19 has required different ways of meeting and contacting customers, and has slowed customer access, and caused reassessment of plans for development services by some customers and prospects for a variety of reasons, such as concerns about availability of development funding, timing of clinical trials, etc.; and

•

Notifications by two of our customers of discontinuations for two commercial product lines, that resulted in a decrease of approximately $4 million on previous 2020 revenue guidance and is estimated to have an annual impact to 2021 revenue of approximately $7 million to $8 million.

As a result of these recent events, operating improvement initiatives that have been executed as a result of lower anticipated manufacturing volumes for 2020, including a 10% reduction in force during the first quarter, is estimated to provide an annual savings of approximately $2 million in fiscal year 2021. Additional cost saving measures are planned and continue to be assessed.

The Company believes these unexpected events are a result of increased competition, coupled with the direct and indirect impacts that COVID-19 is having on existing and new customers, resulting in lowered expectations for 2020. The Company now expects its 2020 revenue to be in the range of $80-$85 million, taking into consideration existing market forces, contracts, timing of customer order patterns, customer inventory rebalancing, competition, potential impacts of COVID-19, as well as our experience with customer’s product market estimations and timing related to growing and diversifying the Company’s new business development services revenue along with the impact of customer access and operating improvement decisions and timings, and the Company’s current beliefs and estimations with respect to new business generation. The Company expects its Operating Income to be in the range of $5 million to $9 million and Operating income, as adjusted* to be in the range of $13 million to $17 million. EBITDA, as adjusted (Historical CDMO) to be in the range of $33 million to $37 million and EBITDA, as adjusted (Standalone)* to be in the range of $26 million to $30 million. The Company remains committed to capturing and delivering its upside long-term potential.

*

Operating Income, as adjusted, EBITDA, as adjusted (Historical – CDMO), and EBITDA, as adjusted (Standalone) are non-GAAP financial measures (See reconciliation of non-GAAP financial measures in this release).

Conference Call and webcast

Recro management will be hosting a conference call and webcast today beginning at 8:00 a.m. ET. To access the conference call, please dial (844) 243-4691 (local) or (225) 283-0379 (international) at least 10 minutes prior to the start time and refer to conference ID 4622208. A live audio webcast of the call will be available under “Events” in the Investor section of the Company’s website, https://ir.recropharma.com/events. An archived webcast will be available on the Company’s website approximately two hours after the event and will be available for 30 days.

About Recro Gainesville

Recro is a contract development and manufacturing, or CDMO, business, located in Gainesville, GA. The Company leverages its formulation expertise to develop and manufacture pharmaceutical products using its proprietary delivery technologies and other manufacturing services for commercial and development-stage partners who commercialize or plan to commercialize these products. These collaborations can result in revenue streams including royalties, profit sharing, research and development and manufacturing fees, which support continued operations for the business. For more information please visit www.recrogainesville.com.

Cautionary Statement Regarding Forward Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements reflect Recro’s expectations about its future performance and opportunities that involve substantial risks and uncertainties. When used herein, the words “anticipate,” “believe,” “estimate,” “may,” “upcoming,” “plan,” “target,” “intend” and “expect” and similar expressions, as they relate to Recro or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information available to Recro as of the date of this press release and are subject to a number of risks, uncertainties, and other factors that could cause Recro’s performance to differ materially from those expressed in, or implied by, these forward-looking statements. The following are some of the factors that could cause our actual results to differ materially from those expressed in or underlying our forward-looking statements: the ongoing economic and social consequences of the COVID-19 pandemic, including any adverse impact on the customer ordering patterns or disruption in raw materials or supply chain; demand for our services, which depends in part on our customers’ research and development and the clinical plans and market success of their products; our customers’ changing inventory requirements and manufacturing plans; customers and prospective customers decisions to move forward with our manufacturing services; average profitability, or mix, of the products we manufacture; our ability to enhance existing or introduce new services in a timely manner; fluctuations in the costs, availability, and suitability of the components of the products we manufacture, including active pharmaceutical ingredients, excipients, purchased components and raw materials; or customers facing increasing or new competition. This list of important factors is not all inclusive. Recro assumes no obligation to update any such forward-looking statements. Factors that could cause Recro’s actual performance to materially differ from those expressed in the forward-looking statements set forth in this press release include, without limitation, the risks and uncertainties included in Recro’s filings with the Securities and Exchange Commission at www.sec.gov.

Contacts

Investor Relations Contact:

Argot Partners

Sam Martin / Claudia Styslinger

(212) 600-1902

sam@argotpartners.com

Claudia@argotpartners.com

Recro

Ryan D. Lake

(484) 395-2436

rlake@recropharma.com

Media Contact:

Argot Partners

David Rosen

(212) 600-1902

David.rosen@argotpartners.com

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(amounts in thousands, except share and per share data)

	March 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$19,873	$19,148
Accounts receivable	14,486	14,389
Contract Asset	9,752	8,851
Inventory	12,044	15,072
Prepaid expenses and other current assets	1,622	2,700

Total current assets	57,777	60,160
Property, plant and equipment, net	41,746	42,212
Right-of-use asset	438	485
Intangible assets, net	2,637	3,283
Goodwill	4,319	4,319

Total assets	$106,917	$110,459

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,136	$989
Accrued expenses and other current liabilities	5,140	4,176
Current portion of long-term debt	3,000	—
Current portion of operating lease liability	132	148
Current liabilities of discontinued operations	—	1,172

Total current liabilities	9,408	6,485
Long-term debt, net	108,779	110,319
Long-term portion of operating lease liability and other	924	367

Total liabilities	119,111	117,171

Shareholders’ equity:
Preferred stock, $0.01 par value. Authorized, 10,000,000 shares; none issued and outstanding.	—	—
Common stock, $0.01 par value. Authorized, 50,000,000 shares; issued and outstanding, 23,455,233 shares at March 31, 2020 and 23,312,928 shares at December 31, 2019	234	233
Additional paid in-capital	202,147	199,938
Accumulated deficit	(214,575)	(206,883)

Total shareholders’ equity	(12,194)	(6,712)

Total liabilities and shareholders’ equity	$106,917	$110,459

RECRO PHARMA, INC. AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2020	2019
Revenue	$21,777	$25,065

Operating expenses:
Cost of sales (excluding amortization of intangible assets)	18,254	14,391
Selling, general and administrative	5,446	6,505
Amortization of intangible assets	646	646
Change in warrant valuation	—	(263)

Total operating expenses	24,346	21,279

Operating income (loss) from continuing operations	(2,569)	3,786
Other income (expense):
Interest income	30	175
Interest expense	(5,153)	(3,765)

Net income (loss) from continuing operations	(7,692)	196
Loss on discontinued operations	—	(2,173)

Net loss	$(7,692)	$(1,977)

Per share information:
Net income (loss) from continuing operations per share of common stock, basic	$(0.33)	$0.01
Net loss on discontinued operations per share of common stock, basic	—	(0.10)

Net loss per share of common stock, basic	$(0.33)	$(0.09)

Net income (loss) from continuing operations per share of common stock, diluted	$(0.33)	$0.00
Net loss on discontinued operations per share of common stock, diluted	—	(0.10)

Net loss per share of common stock, diluted	$(0.33)	$(0.10)

Weighted average common shares outstanding, basic	23,394,767	21,918,175

Weighted average common shares outstanding, diluted	23,394,767	21,978,606

Other comprehensive loss:
Net loss	$(7,692)	$(1,977)
Unrealized gain / (loss) on available-for-sale securities	—	(1)

Comprehensive loss	$(7,692)	$(1,978)

Reconciliation of Operating income, as adjusted and EBITDA, as adjusted

To supplement our financial results determined by U.S. generally accepted accounting principles (“GAAP”), we have also disclosed in the tables below the following non-GAAP information for our business: “Operating income, as adjusted” which is Operating income from continuing operations excluding Recro corporate costs, that were not historically segregated and allocated to the CDMO segment, reduction in force, and the impact of ASU, No. 2014-09 as to remove the impact of the timing of revenue recognized from royalties upon transfer of control of the product so as to more closely align revenue with expected cash receipt. “EBITDA, as Adjusted (Historical - CDMO)” is “Operating income, as adjusted” before interest, taxes, depreciation, amortization, warrant market-to-market expense and non-cash stock-based compensation. “EBITDA, as Adjusted (Standalone)” is “EBITDA, as Adjusted (Historical - CDMO) including Recro Corporate costs. We believe these non-GAAP financial measures are helpful in understanding our business as it is useful to investors in allowing for greater transparency of supplemental information used by management and is consistent with our historical presentation. “EBITDA, as adjusted (Historical - CDMO)” and “EBITDA, as adjusted (Standalone) is used by investors, as well as management in assessing our performance. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, reported GAAP results. Further, Non-GAAP financial measures, even if similarly titled, may not be calculated in the same manner by all companies, and therefore should not be compared.

Three Months Ended March 31, 2020 and 2019

Recro CDMO	Three Months Ended
(amounts in millions)	March 31, 2020	March 31, 2019
Operating income (loss) from continuing operations, as reported	$(2.6)	$3.8
exclude: Recro Cash Corporate Costs (a)	2.2	4.2
exclude: Reduction in force (b)	0.8	—
less: Revenue recognition (c)	0.9	(0.1)

Operating income (loss), as adjusted	(0.5)	8.1
Depreciation	1.5	1.3
Amortization of intangible assets	0.6	0.6
Stock-based compensation and change in warrants (d)	3.2	1.6

EBITDA, as adjusted (Historical - CDMO)	$4.9	$11.6

include: Recro Cash Corporate Costs (a)	$(2.2)	n/a

EBITDA, as adjusted (Standalone)	$2.7	n/a

Full Year Guidance

(amounts in millions)	Full Year 2018	Full Year 2019	Full Year 2020 Estimate
Operating income from continuing operations, as reported	$12.5	$23.6	$5.0 - $9.0
exclude: Recro Cash Corporate Costs (a)	9.4	12.3	7.0
exclude: Reduction in force (b)	—	—	0.8
less: Revenue recognition (c)	1.4	3.6	(0.2)

Operating income, as adjusted	20.5	32.3	$13.0 - $17.0
Depreciation	4.8	5.8	6.5
Amortization of intangible assets	2.6	2.6	2.6
Stock-based compensation and change in warrants (d)	4.3	8.3	10.9

EBITDA, as adjusted (Historical - CDMO)	$32.2	$49.0	$33.0 - $37.0

include: Recro Cash Corporate Costs (a)	n/a	n/a	7.0

EBITDA, as adjusted (Standalone)	n/a	n/a	$26.0 - $30.0

(a)

Recro cash corporate costs include costs associated with corporate initiatives and public company costs that were previously included in the Acute Care Segment. As a significant portion of these costs related to a more complex organization with multiple segments, these costs going forward are expected to be in the range of mid to upper single digits, excluding non-cash expenses, such as stock-based compensation, and new initiatives as they relate to our operations as a stand-alone public company.

(b)	In March, a reduction in force was executed that affected approximately 10% of the work force and was driven by lower commercial volumes.
(c)	Impact of adoption of ASU, No. 2014-09 starting January 2018.
(d)

Stock-based compensation (including corporate employees) and non-cash changes in warrant valuations. Due to the exercise of remaining liability-classified warrants in 2019, warrant valuations were only applicable for 2018 and 2019.